Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

We consent to the incorporation by reference under Item 3 of Part II of the Registration Statement on Form S-8 of Bunzl plc of our report dated February 28, 2005, with respect to the consolidated balance sheets of Bunzl plc as of December 31, 2003 and 2004, and the related consolidated profit and loss accounts, consolidated cash flow statements, statements of total recognized gains and losses and consolidated reconciliations of movements in shareholders’ funds for each of the years in the three-year period ended December 31, 2004, which report appears in the annual report of Bunzl plc on Form 20-F for the year ended December 31, 2004 and to the reference to our firm under the heading ‘Selected Financial Data’ in the Annual Report. Our Report refers to the Group’s adoption of UITF 38 ‘Accounting for ESOP trusts’ in the year ended December 31, 2004. Consequently, the Group’s Consolidated Financial Statements as of December 31, 2003 and for each of the years in the two year period ended December 31, 2003 have been restated.

/s/ KPMG Audit Plc

KPMG Audit Plc
London, England
May 27, 2005